Exhibit 3.4

AMENDMENT TO
AGREEMENT OF LIMITED PARTNERSHIP OF
AMERICA FIRST TAX EXEMPT INVESTORS, L.P.

This AMENDMENT (the “Amendment”) TO AGREEMENT OF LIMITED PARTNERSHIP OF AMERICA FIRST TAX EXEMPT INVESTORS, L.P. (the “Partnership”) dated as of November 12, 2013, is entered into by America First Capital Associates Limited Partnership Two, a Delaware limited partnership (the “General Partner”), as general partner of the Partnership.  Capitalized terms used but not defined herein are used as defined in the Agreement of Limited Partnership of the Partnership dated as of October 1, 1998 (the “Partnership Agreement”).

WHEREAS, Section 5.02(a) of the Partnership Agreement provides that the General Partner is authorized, among other things, to amend the Partnership’s certificate of limited partnership (the “Certificate”) and to amend the Partnership Agreement as provided in Section 12.03 therein, and that the General Partner is also authorized to engage in any activity necessary or incidental to, or in connection with, the accomplishment of the purposes of the Partnership; and

WHEREAS, Section 5.02(b) of the Partnership Agreement provides that, with respect to its obligations, powers, and responsibilities under the Partnership Agreement, the General Partner is authorized to execute and deliver, for and on behalf of the Partnership, such documents as it deems proper, all on such terms and conditions as it deems proper; and

WHEREAS, the Board of Managers of The Burlington Capital Group, LLC, which is the general partner of the General Partner of the Partnership, has authorized and instructed the General Partner and its authorized agents, officers, and representatives, to take all actions necessary, desirable, or appropriate to change the name of the Partnership from “America First Tax Exempt Investors, L.P.” to “America First Multifamily Investors, L.P.”; and

WHEREAS, Section 12.03(a) of the Partnership Agreement provides that the General Partner, without the approval of the Limited Partners or the BUC Holders, under certain circumstances, which the General Partner has determined are applicable to this Amendment, may amend the Agreement and the Certificate, and, among other things, prepare, file, and record such documents and certificates under the Act and in any other jurisdiction under the laws of which the Partnership is qualified as shall be required in making such amendments; and

WHEREAS, on November 12, 2013 the General Partner filed an amendment to the Partnership’s Certificate in the office of the Secretary of State of the State of Delaware effecting such change in the Partnership’s name effective November 12, 2013; and

WHEREAS, the General Partner intends to amend the Partnership Agreement to reflect the matters referred to above.

NOW, THEREFORE, the General Partner does hereby amend the Partnership Agreement as follows:

Section 1.   Amendments.

(a)   The name of the Partnership Agreement is hereby amended and restated as follows:

“America First Multifamily Investors, L.P. Agreement of Limited Partnership.”

(b)   Article I of the Partnership Agreement is hereby amended to restate the following definition in its entirety:

““Partnership” means the limited partnership created by this Agreement and known as America First Multifamily Investors, L.P., as said limited partnership may from time to time be constituted.”

(c)    The first sentence of Section 2.01 of the Partnership Agreement is hereby amended and restated in its entirety as follows:

“The Partners have caused the formation of a limited partnership pursuant to the Act under the name of “America First Multifamily Investors, L.P.””

Section 2.   Ratification of Partnership Agreement.  Except as expressly modified and amended herein, all of the terms and conditions of the Partnership Agreement shall remain in full force and effect.

Section 3.   General Authority.  The appropriate agents, officers, and representatives of the General Partner are hereby authorized to make such clarifying and conforming changes as they deem necessary or appropriate, and to interpret the Partnership Agreement, to give effect to the intent and purposes of this Amendment.

Section 4.    Governing Law.  This Amendment shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, the General Partner has executed this Amendment as of the date first set forth above.

GENERAL PARTNER:

AMERICA FIRST CAPITAL ASSOCIATES LIMITED PARTNERSHIP TWO

By:	The Burlington Capital Group LLC, its General Partner

By:	/s/ Lisa Y. Roskens
Name: Lisa Y. Roskens
Title: Chief Executive Officer